EXHIBIT 10.29.1


                                AMENDMENT TO THE
                        ALAN J. LANE EMPLOYMENT AGREEMENT


I.       RECITALS

         A. Southwest Community Bancorp ("Bancorp") employs Alan J. Lane ("Executive") as its President and Chief Operating Officer;

         B. On October 29, 2004, Bancorp and Executive entered into an employment agreement (the "Agreement") memorializing the terms of the employment relationship;

         C. Certain provisions of the Agreement must now be amended on or before December 31, 2006 to comply with the provisions of Internal Revenue Code Section 409A.

         NOW, THEREFORE, the Agreement is amended as follows:

II.      AMENDMENTS

         A. Paragraph F.4, Merger or Other Corporation Reorganization, is amended in full to read as follows:

                  F.4. Merger or Other Corporate Reorganization. In the event of
         (i) a merger where Bancorp or its Bank subsidiary is not the surviving corporation, (ii) a transfer of all or substantially all of the assets of Bancorp or its Bank subsidiary, or (iii) any acquisition, consolidation, or other corporate reorganization where there is a change in ownership of at least fifty-one percent (51%) of either corporation, except that may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, and, in the event that this Agreement and Executive's employment are terminated for any reason by either Executive or by the surviving entity during the two (2) year period immediately following the effective date of consummation of such merger or other corporate reorganization, in the event of a merger, or in the event of an acquisition of stock in Bancorp, then Executive shall be entitled to each of the following benefits: (i) the Base Salary and pro-rata share of bonus pool earned by Executive prior to the date of termination, computed up to and including that date, (ii) accrued but unused vacation time, (iii) the continuation of all medical and life insurance benefits that were granted to him during his employment with Bancorp for a period of twenty-four (24) months immediately following the effective date of termination, and (iv) an amount equal to twenty-four (24) months of Executive's Base Salary in effect immediately prior to the date of termination, which shall be payable in

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         installments in accordance with Bancorp's normal payroll periods;
         provided, if Executive is a "specified employee" under section 409A of the Internal Revenue Code of 1986, as amended (the "Code") as of the date of termination, payments due during the first six (6) months following the date of termination shall not be paid but shall be accumulated and paid on the first normal payroll date following the date that is six months after the date of termination. Notwithstanding the foregoing, no such severance benefit shall be payable to Executive in the event that this Agreement is terminated during the above-described two (2) year period for any of the reasons delineated in Paragraph F.1 above.

         B.       The following is added to Paragraph G - General Provisions:

                  12. Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be operated, administered and construed to comply with the requirements of section 409A of the Code ("Section 409A") and all other guidance issued by governmental authorities with respect to Section 409A as of the date of termination of employment and as such this Agreement shall be subject to amendment, with the prior written consent of the Executive, on a prospective or retroactive basis to the extent necessary to effect such compliance.


         This Amendment is adopted to be effective as of April 19, 2006.


         SOUTHWEST COMMUNITY                       EXECUTIVE
         BANCORP


         By:    /s/ Frank J. Mercardante             /s/ Alan J. Lane
              --------------------------------     ----------------------------
                Frank J. Mercardante                 Alan J. Lane
                Chief Executive Officer


         By:    /s/ Paul M. Weil
              --------------------------------
                Paul M. Weil
                Corporate Secretary

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